EXHIBIT 10.16


May 3, 2001

By Telecopy and DHL
Mr. Patrick Murray
6 Concord Court
Montvale, New Jersey 07645

Dear Pat:

On behalf of all of us at Emerson Radio Consumer Products Corporation ("Emerson" or "the Company"), let me extend my congratulations on having you rejoin the Emerson team. As a result of our conversations, please find below the salient items regarding your employment:

1.)  Start Date: As soon as possible but in no event later than June 1, 2001

2.)  Annual Salary: $360,000

3.) Bonus: a.) For fiscal year ended March 31, 2002 ("Fiscal 2002"), you shall be entitled to a bonus of .2% of the Consumer Products Division net sales in excess of the Consumer Products Division net sales for the fiscal year ended March 31, 2001, to a maximum of $100,000; and b.) for fiscal year ended March 31, 2003 ("Fiscal 2003"), you shall be entitled to a bonus of .2% of the Consumer Products Division net sales in excess of the Consumer Products Division net sales for Fiscal 2002, to a maximum of $100,000. In the event in either Fiscal 2002 or Fiscal 2003 the bonus to which you are entitled is less than $50,000 and the inventory levels are in compliance with the Company's approved financial plan for such year, relative to domestic sales, the Company shall reimburse you any such amount required to provide you with a bonus of $50,000 for such year.

     Bonuses are calculated and payable as soon as practicable after the satisfactory completion of the annual audited financial statements of Emerson Radio Corp., which typically is completed within 75 days of the fiscal year end. In addition to entitlement to base salary, you must continue to be employed as of the measurement and payment dates for entitlement to a bonus.

4.)  Title: Senior Vice President - Sales

5.) Car Allowance: $700 per month. This car allowance represents the only automotive expense you will bill to the Company.

6.) Vacation: Three-(3) weeks vacation to be taken on or before March 31, 2002. Thereafter your sick/vacation/personal day benefits shall accrue as set forth in the Company's policy. You will be given credit for the amount of time of your previous tenure at Emerson in calculating the vacation which you are entitled to accrue.

Naturally, you will be entitled to the normal employee benefits including medical coverage (upon 30 days after your start date), long term disability coverage and life insurance (upon 3 months after your start date), 401K (as permissible under the Plan and applicable law), holidays, vacation, etc. as outlined in Emerson's Employee Benefits & Practices Booklet ("Booklet"), a copy of which is enclosed and the terms of which are applicable to your employment. Also enclosed are copies of Emerson's Confidentiality and Non-Disclosure, Non-Solicitation and Inventions Policies, the terms of which are also applicable to your employment as if fully set forth herein.

If you have any questions regarding the above, please feel free to contact me at your convenience.

Again, welcome back to Emerson!


Sincerely,                                      Agreed and Accepted:

/s/ Marino Andriani
Marino Andriani                                 /s/ Patrick Murray      5/4/01
President                                           Patrick Murray       (Date)